Exhibit 10.4

KENNAMETAL INC.

RESTRICTED UNIT AWARD

Grant Date:

Kennametal Inc. (the “Company”) hereby grants to «name» (the “Awardee”), as of the Grant Date listed above, this Restricted Unit Award (the “Award”) for «number of stock units» Stock Units, subject to the terms and conditions of the Kennametal Inc. Stock and Incentive Plan of 2010, as Amended and Restated on October 22, 2013, as further amended January 27, 2015 (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.

1. Each Stock Unit represents the right to receive one Share of the Company’s Capital Stock, par value $1.25 per share, subject to the Forfeiture Restrictions (defined below). Notwithstanding, Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for the purpose of calculating the number of Shares, if any, to be delivered under the Award.

2. The prohibition against transfer and the obligation to forfeit and surrender the Stock Units to the Company are herein referred to as “Forfeiture Restrictions.” The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions will be binding upon, and enforceable against, any permitted transferee of the Stock Units.

3. Provided that the Awardee does not Separate from Service and maintains Continuous Status as an Employee from the Grant Date through the lapse date, the Forfeiture Restrictions will lapse as follows: (a) on the first anniversary of the Grant Date, one-fourth (1/4) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; (b) on the second anniversary of the Grant Date, an additional one-fourth (1/4) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; (c) on the third anniversary of the Grant Date, an additional one-fourth (1/4) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; and (d) on the fourth anniversary of the Grant Date, the remaining one-fourth (1/4) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units.

4. The Stock Units, to the extent then subject to the Forfeiture Restrictions, will be forfeited to the Company upon Separation from Service for any reason other than death, Disability, Retirement, or involuntary termination by the Company without cause during the two-year period following a Change in Control (an “Involuntary Change in Control Separation”). In the event that the Awardee Separates from Service as a result of death, Disability, Retirement or Involuntary Change in Control Separation, the Forfeiture Restrictions relating to any outstanding Stock Units under this Award will automatically lapse.

5. Except as otherwise provided herein, the shares of Company Capital Stock (the “Shares”) underlying Stock Units which are no longer subject to Forfeiture Restrictions shall be issued to the Awardee on the lapse date (or as soon as reasonably practicable thereafter but in no event later than the 15th day of the third month following such date), subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes. Notwithstanding the foregoing or any provisions of this Award or the Plan to the contrary, for a U.S. participant who is or becomes eligible to Separate from Service on account of Retirement during the term of this award, upon a Separation from Service due to Retirement, Disability or an Involuntary Change in Control Separation, the delivery of any Shares underlying this Award will be delayed and delivered on the six (6) month anniversary of the Awardee’s Separation from Service, subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes.

6. The Shares underlying Stock Units shall not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Company may refuse to register a transfer of the Shares on the stock transfer records of the Company if the transfer constitutes a violation of any applicable securities law and the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

7. This Restricted Unit Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and will be construed accordingly. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.

8. Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Stock Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company. Any Shares underlying the Stock Units covered by this Award that are forfeited by the Awardee shall be returned to the Plan and resume the status of shares available for grant.

9. All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:	Kevin G. Nowe
Title:	Vice President, Secretary and General Counsel